BERRY CORPORATION (bry) ADJUSTS 2020 PLANS; HEIGHTENED FOCUS ON BUILDING CASH IN 2020 AND ENSURING FLEXIBILITY THROUGH 2021
DALLAS, TX-April 1, 2020 - Berry Corporation (bry) (NASDAQ:BRY) (the “Company” or “Berry”) today provided updated guidance in response to current market conditions. As of March 31, 2020, the Company has:

•	Reduced planned 2020 capital expenditures by approximately 50% from original 2020 budget midpoint of guidance, which is a nearly 70% reduction from 2019 actual

•	Targeted 2020 production as being flat to down 2% from 2019, which is consistent with our low corporate decline rate

•	Temporarily suspended its regular quarterly dividend until oil prices recover

•	Reduced non-employee annualized General and Administrative expenses by more than $5 million

•	Enhanced its hedge portfolio with nearly 100% of California oil hedged in 2020 and additional 2021 hedge positions, resulting in a total hedge book worth more than $187 million

•	Visibility to an estimated 2020 year-end cash balance, based on March 23, 2020 strip and current differentials, of $90-$110 million

In addition, as of March 31, 2020, the Company has:

•	Continued to file for and receive CalGEM drilling, abandonment and workover permits, increasing its available inventory

•	Continued to satisfy the Idle Well Management Plan required by California regulations, with plans and ability to continue to do so going forward

•	Ample liquidity with no near-term debt maturities, reasonable financial covenant requirements and $382 million available under its $400 million revolver

“We believe Berry has the balance sheet and operational flexibility to successfully manage through the current oil price environment and we have taken immediate and decisive action to protect our cash flow and liquidity position. We have a track-record of generating free cash flow and delivering value to our shareholders, and our long-term business model remains based on living within Levered Free Cash Flow1 while protecting our base production and our balance sheet, generating value from capital investments, and returning capital to our shareholders,” stated Trem Smith, Berry board chair and chief executive officer.
“Our current near-term plans anticipate a significantly challenging couple of years, which we are confident Berry will successfully weather. We have a strong balance sheet; we are well hedged through 2020 and into 2021; we can scale up and down quickly with no long-term operational commitments; and, most importantly, we are committed and able to live within Levered Free Cash Flow. Our priority is on maximizing our cash position and maintaining substantial liquidity, which are tremendously valuable in these times. We will continue to judiciously manage ours to ensure Berry is strongly positioned to capitalize on the eventual market improvements. We will continue to seek additional, sustainable cost savings and efficiency improvements, thus managing the risk of an extended period of weaker commodity prices, while maintaining our sharp focus on safety and mechanical integrity.”
2020 CAPITAL EXPENDITURE BUDGET
The updated capital expenditure guidance for 2020 is now approximately $65 million, with approximately 65% of the capital spend weighted toward the first half of 2020. Berry’s focus will be on the capital needed to sustain annual production levels for the Company’s California operations. The updated capital budget assumes contracting one drilling rig no earlier than September 2020, primarily for sandstone development. Although, the timing and planning of drilling the targeted 45 to 55 wells is contingent on multiple factors, including price. Additionally, Berry plans to spend approximately $15 million on plugging and abandonment activities to satisfy our obligations under the California mandated Idle Well Management Plan.
HEDGING UPDATE AND LIQUIDITY

As of March 31, 2020, Berry has 24,000 bbls of oil hedged at approximately $59.85 Brent through 2020, with an additional 9,500 bbls hedged at approximately $47.19 Brent for 2021.

As of March 31, 2020
		2Q 2020	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021	4Q 2021
Brent Swap	BBL	2,184,000	2,208,000	2,208,000	900,000	910,000	736,000	736,000
	BOPD	24,000	24,000	24,000	10,000	10,000	8,000	8,000
	Avg Price	59.91	59.85	59.85	46.97	46.97	47.47	47.47
Brent Call	BBL	273,000	276,000	276,000	0	0	0	0
	BOPD	3,000	3,000	3,000	0	0	0	0
	Avg Price	65.00	65.00	65.00

WTI Swap	BBL	30,000	0	0	0	0	0	0
	BOPD	333	0	0	0	0	0	0
	Avg Price	61.75	0	0	0	0	0	0

FUEL GAS PURCHASES
Kern Delivered Gas Swap	MMBTU	5,005,000	5,060,000	3,840,000	3,150,000	2,275,000	2,300,000	775,000
	MMBTU/D	55,000	55,000	41,667	35,000	25,000	25,000	8,333
	Avg Price	2.89	2.89	2.73	2.60	2.63	2.63	2.63

Socal Citygate Gas Swap	MMBTU	455,000	460,000	155,000	0	0	0	0
	MMBTU/D	5,000	5,000	1,667	0	0	0	0
	Avg Price	3.80	3.80	3.80
Berry faces no near-term debt maturities, as its revolving credit facility matures in July 2022, and its senior unsecured notes mature in February 2026. As of March 31, 2020, Berry had $382 million of availability under its $400 million revolving credit facility.
“Looking out to the next two years, our current strategy is one of continuous focus on increasing our cash position. The recent adjustment of our 2020 budget and the actions we have taken should ensure we maintain ample flexibility in 2021. Even in the current depressed environment, our commitment is to maximizing shareholder value and we believe there will be future opportunities to return capital to shareholders, potentially in the form of debt repurchases or special dividends. However, currently we believe it is in the best interest of our shareholders that we suspend the quarterly dividend at this time. We plan to re-establish it fully when oil strip for Brent returns to $50 per barrel Brent,” stated Cary Baetz, executive vice president and chief financial officer. “We will operate efficiently, safely, and at the lowest possible cost during these challenging times. While we don’t know when markets will improve, we are working to ensure that Berry is in the best position for succcess when that day comes.”

1 “Levered Free Cash Flow” is a non-GAAP financial measure defined as Adjusted EBITDA less capital expenditures, interest expense and dividends. “Adjusted EBITDA” is also a non-GAAP financial measure defined as earnings before interest expense; income taxes; depreciation, depletion, and amortization; derivative gains or losses net of cash received or paid for scheduled derivative settlements; impairments; stock compensation expense; and other unusual, out-of-period and infrequent items, including restructuring costs and reorganization items. Please see our website, https://ir.bry.com/non-gaap-reconciliations-to-gaap, for reconciliations of Levered Free Cash Flow and Adjusted EBITDA to net cash provided by operating activities and of Adjusted EBITDA to net income (loss), our most directly comparable financial measure calculated and presented in accordance with GAAP.

ABOUT BERRY CORPORATION (BRY)
Berry is a publicly traded (NASDAQ: BRY) western United States independent upstream energy company with a focus on the conventional, long-lived oil reserves in the San Joaquin basin of California. More information can be found at the Company’s website at bry.com.

FORWARD-LOOKING STATEMENTS
The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address plans, activities, events, objectives, goals, strategies, or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control. Therefore, such statements forward-looking statements involve significant risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Without limiting the generality of the forgoing, such statements specifically include our expectations, beliefs or projections as to our future:

•	financial position,

•	liquidity,

•	cash flows,

•	anticipated financial and operating results,

•	our capital program and development and production plans,

•	business strategy,

•	potential acquisition opportunities,

•	other plans and objectives for operations,

•	maintenance capital requirements,

•	expected production and costs,

•	reserves,

•	hedging activities,

•	return of capital,

•	payment of future dividends,

•	future repurchases of stock or debt,

•	capital investments and other guidance.

Actual results may differ materially from expectations, and reported results should not be considered an indication of future performance. Known factors (but not all the factors) that could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	volatility of oil, natural gas and natural gas liquids (NGL) prices;

•	our ability to obtain permits on a timely basis, or at all,

•	our ability to meet our proposed drilling schedule and to successfully drill wells that produce oil and natural gas in commercially viable quantities;

•	price and availability of natural gas and electricity;

•	changes in laws or regulations or other legal or regulatory developments;

•	our ability to use derivative instruments to manage commodity price risk;

•	the impact of environmental, health and safety, and other governmental regulations, and of current or pending or future legislation;

•	uncertainties associated with estimating proved reserves and related future cash flows;

•	our ability to replace our reserves through exploration and development activities;

•	the timing of planned capital expenditures;

•	timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating well;

•	the length and severity of the recent COVID-19 (coronavirus) outbreak, including its impacts on oil price, demand, operations and storage capacity;

•	catastrophic events;

•
global economic trends, geopolitical risks and general market and industry conditions, such as those resulting from the escalation of tensions between Saudi Arabia and Russia and changes in OPEC’s production levels;

•	our ability to make acquisitions and successfully integrate any acquired businesses; and

•	other material risks that appear in the Risk Factors section of our Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

You can typically identify forward-looking statements by words such as aim, anticipate, achievable, believe, continue, could, estimate, expect, forecast, goal, guidance, intend, likely, may, might, objective, outlook, plan, potential, predict, project, seek, should, target, will or would and other similar words that reflect the prospective nature of events or outcomes.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at via our website or via the Investor Relations contact below, or from the SEC’s website at www.sec.gov.

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